Exhibit 10.1

SEVENTH AMENDMENT TO AMENDED AND RESTATED

CREDIT AGREEMENT

THIS SEVENTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Seventh Amendment”) dated as of October 28, 2005, is made by and among Kforce Inc., formerly known as kforce.com, Inc., a Florida corporation (the “Borrower “), the Subsidiary Guarantors, the Lenders identified on the signature pages hereof, Bank of America, N.A., as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”) and Banc of America Securities LLC as Sole Lead Arranger and Sole Book Manager. Terms used herein but not otherwise defined herein shall have the meanings provided to such terms in the Credit Agreement (as hereinafter defined).

W I T N E S S E T H

WHEREAS, the Borrower, the Subsidiary Guarantors, the Lenders and Bank of America, N.A., in its capacity as the Administrative Agent, are parties to that certain Amended and Restated Credit Agreement, dated as of November 3, 2000 (as at any time amended, modified, supplemented, extended or restated from time to time, the “Credit Agreement”); and

WHEREAS, the Borrower has requested and the Administrative Agent and Lenders have agreed to amend certain terms of the Credit Agreement as set forth herein;

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendment. The Credit Agreement is hereby amended:

(a) by adding a new Section 1.6 to the Credit Agreement to provide as follows:

1.6 Increase in Revolver Commitments.

(a) So long as no Default or Event of Default exists, the Borrower may request that the Commitments be increased and, upon such request, the Administrative Agent shall have the right to solicit additional financial institutions to become Lenders for purposes of this Agreement (“New Lenders”), or to encourage any Lender to increase its Commitment, provided that (i) each Lender which is a party to this Agreement prior to such increase shall have the first option, and may elect, to fund an amount up to its Pro Rata Share of the amount of the increase in the Commitment (or any such greater amount in the event that one or more Lenders does not elect to fund its respective Pro Rata Share of the amount of the increase in the Revolver Commitment), thereby increasing its Commitment hereunder, but no Lender shall have any obligation to do so, (ii) in the event that it becomes necessary to include New Lenders to fund the amount of the increase in the Commitment, each such New Lender shall be acceptable to the Administrative Agent and the Borrower (neither of whose acceptance shall be unreasonably withheld) and each such New Lender shall become a Lender hereunder and agree to become party to, and shall assume and agree to be bound by, this Agreement, subject to all terms and conditions hereof; (iii) the Administrative Agent shall have no obligation to the Borrower or to any Lender to solicit New Lenders or any increase in the Commitment of any Lender pursuant to this Section 1.6; (iv) no Lender shall have an obligation to the Borrower, the Administrative Agent or any other Lender to increase its Commitment or its Pro Rata Share of the Commitments; and (v) in no event shall the addition of any New Lender or Lenders or the increase in the Commitment of any Lender under this Section 1.6 increase the Commitments to an amount greater than $140,000,000 in the aggregate. Upon the addition of any New Lender, or the increase in the Commitment of any Lender, Schedule 1.2 shall be amended by the Administrative Agent and the Borrower to reflect such New Lenders or such increase, and the Administrative Agent shall deliver to the Lenders, and the Bank copies of such Schedule 1.2, any New Lender pursuant to this Section 1.6 shall be required to have a Commitment of not less than $10,000,000.

(b) If any requested increase in the Commitments is agreed to in accordance with Section 1.6(a)(i) above, the Administrative Agent and the Borrower shall determine the effective date of such increase (the “Increase Effective Date”). The Administrative Agent, with the consent and approval of the Borrower, shall promptly confirm in writing to the Lenders the final allocation of such increase and the Increase Effective Date and, each New Lender, and each existing Lender that has elected to increase its Commitment, shall purchase Revolving Loans and participations in outstanding Letters of Credit from each other Lender in an amount such that, after such purchase or purchases, the amount of outstanding Revolver Loans and such Letters of Credit from each Lender shall equal such Lender’s respective Pro Rata Share of the Commitments, as modified to give effect to such increase, multiplied by the aggregate amount of Revolver Loans outstanding and Letters of Credit outstanding from all Lenders. As a condition precedent to the effectiveness of such increase, the Borrower shall deliver to the Administrative Agent a certificate dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a responsible officer of the Borrower, including a certificate demonstrating compliance with the terms of this Agreement and certification that, before and after giving effect to such increase, the representations and warranties contained in Article 6 are true and correct in all material respects on and as of the Increase Effective Date (except to the extent any such representation or warranty is stated to relate solely to an earlier date) and no Default or Event of Default exists. Upon the request of any Lender, the Borrower shall deliver a new or amended Revolving Loan Note reflecting the new or increased Commitment of each New Lender or any other affected Lender, as the case may be, as of the Increase Effective Date. The Borrower shall prepay any Revolving Loans which are LIBOR Loans and which are outstanding on the Increase Effective Date (and pay any costs incurred in connection with such prepayment pursuant to Section 4.4) to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Pro Rata Shares of the Commitments arising from any nonratable increase in the Commitments.

(c) Notwithstanding the foregoing provisions of this Section 1.6, the Borrower shall not be entitled increase the amount of the Commitments hereunder if it previously elected to voluntarily reduce the Commitments pursuant to Section 1.2(a)(iv).

(d) If one or more New Lender or any other Lender fund an increase in the Commitments pursuant to the foregoing provisions of this Section 1.6 (such Lenders being hereafter referred to as “Commitment Increase Lenders”) and other Lenders elect not to fund any such increase in the Commitments, and thereafter the Borrower elects to voluntarily reduce the Commitments pursuant to Section 1.2(a)(iv), any such reduction in the Commitments shall be allocated, on a pro rata basis, first to such Commitment Increase Lenders to the extent of their new or increased Commitments under this Section 1.6, and thereafter, on a pro rata basis as provided in Section 1.2(a)(iv), to the other Lenders who are not Commitment Increase Lenders.

(b) by amending and restating Sections 2.4, 2.5, 2.6 and 2.7 of the Credit Agreement as follows:

2.4 Closing Fee. The Borrower agrees to pay the Administrative Agent concurrently with the execution and delivery of the Seventh Amendment a closing fee in the amount of $200,000 for the account of the Lenders.

2.5 Unused Line Fee. On the first day of each month and on the Termination Date the Borrower agrees to pay to the Administrative Agent, for the account of the Lenders, in accordance with their respective Pro Rata Shares, an unused line fee (the “Unused Line Fee”) equal to one quarter of one percent (0.25%) times the amount by which the Maximum Revolver Amount exceeded the sum of the average daily outstanding amount of Revolving Loans and the average daily undrawn face amount of outstanding Letters of Credit, during the immediately preceding month or shorter period if calculated for the first month hereafter or on the Termination Date. The Unused Line Fee shall be computed on the basis of a 360-day year for the actual number of days elapsed. All principal payments received by the Administrative Agent shall be deemed to be credited to the Borrower’s Loan Account immediately upon receipt for purposes of calculating the Unused Line Fee pursuant to this Section 2.5.

2.6 Letter of Credit Fee. The Borrower agrees to pay to the Administrative Agent, for the account of the Lenders, in accordance with their respective Pro Rata Shares, for each Letter of Credit, a fee (the “Letter of Credit Fee”) equal to one and one quarter percent (1.25%) per annum and to Administrative Agent for the benefit of the Letter of Credit Issuer a fronting fee of one eighth of one percent (0.125%) per annum of the undrawn face amount of each Letter of Credit, and to the Letter of Credit Issuer, all out-of-pocket costs, fees and expenses incurred by the Letter of Credit Issuer in connection with the application for, processing of, issuance of, or amendment to any Letter of Credit. The Letter of Credit Fee shall be payable monthly in arrears on the first day of each month following any month in which a Letter of Credit is outstanding and on the Termination Date. The Letter of Credit Fee shall be computed on the basis of a 360-day year for the actual number of days elapsed. The fronting fee shall be payable upon the issuance of any Letter of Credit.

2.7 Other Fees. The Borrower shall pay to the Administrative Agent and to Banc of America Securities LLC other fees as set forth in the Revised Fee Letter.

(c) by amending and restating Section 7.9(b) of the Credit Agreement as follows:

(b) to sell, assign, lease, or otherwise dispose of all or any part of its property, provided that a Consolidated Party may sell, assign, lease, or otherwise dispose of all or any part of its property if, after giving effect thereto, the Borrower has not less than $15,000,000 of Availability.

(d) by amending and restating Section 5.2(k) of the Credit Agreement as follows:

(k) As soon as available, but in no event later than ten (10) days after the last Business Day of any week, a Borrowing Base Certificate supporting information in accordance with Section 4 of the Security Agreement as of such week, provided, that for so long as the Borrower has Availability of more than $25,000,000 (after deduction for the applicable Weekly Flex Payroll Amount), the Borrower shall deliver to the Administrative Agent a Borrowing Base Certificate supporting information in accordance with Section 4 of the Security Agreement no later than fifteen (15) days after the last Business Day of any month for such month.

(e) by amending and restating Section 7.10 of the Credit Agreement as follows:

7.10 Distributions; Capital Change; Restricted Investments. No Credit Party shall (i) directly or indirectly declare or make, or incur any liability to make, any Distribution, except (A) in connection with an with an Eligible Securities Repurchase, (B) Distributions to the Borrower by a Subsidiary, or (C) Distributions by the Borrower if, after giving effect thereto the Borrower has Availability of less than $15,000,000; (ii) make any change in its capital structure which could have a Material Adverse Effect; or (iii) make any Investments in or to any Person if, after giving effect thereto the Borrower has Availability of less than $15,000,000.

(f) by amending and restating Section 7.13 of the Credit Agreement as follows:

7.13 Debt. No Credit Party shall incur or maintain any Debt, other than: (a) the Obligations; (b) Debt described on Schedule 6.9; (c) Capital Leases of Equipment and purchase money secured Debt incurred to purchase Equipment provided that Liens securing the same attach only to the Equipment acquired by the incurrence of such Debt; (d) Debt evidencing a refunding, renewal or extension of the Debt described on Schedule 6.9; provided that (i) the principal amount thereof is not increased, (ii) the Liens, if any, securing such refunded, renewed or extended Debt do not attach to any assets in addition to those assets, if any, securing the Debt to be refunded, renewed or extended, (iii) no Person that is not an obligor or guarantor of such Debt as of the Closing Date shall become an obligor or guarantor thereof, and (iv) the terms of such refunding, renewal or extension are no less favorable to the Borrower, the Administrative Agent or the Lenders than the original Debt; (e) obligations of the Borrower in respect of Hedging Agreements entered into in order to manage existing or anticipated interest rate or exchange rate risks and not for speculative purposes; (f) Indebtedness owing by one

Credit Party to another Credit Party; (g) other unsecured Debt if, after giving effect to the incurrence thereof, the Borrower has Availability of not less than $15,000,000, and (h) Debt secured by Liens in the Collateral that are junior and subordinate to the Liens of the Administrative Agent in the Collateral on terms and conditions satisfactory to the Required Lenders in their reasonable credit judgment, if, after giving effect to the incurrence thereof, the Borrower has Availability of not less than $15,000,000.

(g) by amending and restating Sections 7.22, 7.23 and 7.24 of the Credit Agreement as follows:

7.22 [Reserved]

7.23 Fixed Charge Coverage Ratio. If the Borrower fails to maintain Availability of at least $15,000,000 at any time, commencing with the last day of the immediately preceding fiscal month and as of the last day of each fiscal month thereafter, the Borrower shall achieve a Fixed Charge Coverage Ratio, on a consolidated basis, of not less than 1.25 to 1.0, in each case for the period of twelve (12) fiscal months then ending.

7.24 Minimum Availability. The Borrower shall maintain Availability at all times of not less than the Weekly Flex Payroll Amount for the immediately preceding week, provided that for so long as the Borrower shall have a Fixed Charge Coverage Ratio of less than 1.25 to 1.0 as of the last day of any fiscal month for the period of six (6) fiscal months then ending, the Borrower shall maintain Availability during each week of not less than the 200% of the Weekly Flex Payroll Amount for the immediately preceding week during each week in such period.

(h) Clause (vi) of Section 14.7 of the Credit Agreement is hereby deleted in its entirety and restated as follows:

(vi) costs of appraisals, inspections, and verifications of the Collateral, including travel, lodging, and meals for inspections of the Collateral and the Borrower’s operations by the Administrative Agent plus the Administrative Agent’s then customary charge for field examinations and audits and the preparation of reports thereof as set forth in the Revised Fee Letter;

(i) effective as of October 1, 2005, by amending and restating the definition of “Applicable Margin” set forth in Annex A to the Credit Agreement as follows:

“Applicable Margin” means

(i) with respect to Base Rate Revolving Loans and all other Obligations (other than LIBOR Rate Loans), minus .25%; and

(ii) with respect to LIBOR Revolving Loans, plus 1.25%.

(j) by amending and restating the definition of “Borrowing Base” set forth in Annex A to the Credit Agreement as follows:

“Borrowing Base” means, at any time, an amount equal to (a) the sum of (A) eighty-five 85% of the Net Amount of Eligible Accounts; plus (B) the lesser of the sum of (i) (x) 85% of the Net Amount of Eligible Non-Invoiced Accounts, plus (y) 85% of the Net Amount of Eligible Employee Placement Accounts, or (ii) 40% of the aggregate Net Amount of Eligible Accounts (as measured as of the last day of the most recent fiscal quarter of the Borrower and as of the date of the funding of any Acquisition Loan, whichever occurred most recently) minus (b) Reserves from time to time established by the Administrative Agent in its reasonable credit judgment.

(k) by amending and restating the definition of “Letter of Credit Subfacility” set forth in Annex A to the Credit Agreement as follows:

“Letter of Credit Subfacility” means $15,000,000.

(l) by amending and restating the definition of “Maximum Revolver Amount” set forth in Annex A to the Credit Agreement and by restating such definition as follows:

“Maximum Revolver Amount” means $100,000,000.00, as such amount may be reduced pursuant to Section 1.2(a)(iv) or as increased pursuant to Section 1.6.

(m) by amending and restating the definition of “Reserves” set forth in Annex A to the Credit Agreement and by restating such definition as follows:

“Reserves” means reserves that limit the availability of credit hereunder, consisting of reserves against Availability or Eligible Accounts, established by Administrative Agent from time to time in the Administrative Agent’s reasonable credit judgment that relate to the collectibility, validity or enforceability of any Account or the compliance of any Account with the representations and warranties applicable thereto under this Agreement or that would otherwise adversely affect the Borrower’s ability to repay the Obligations. Without limiting the generality of the foregoing, the following reserves shall be deemed to be a reasonable exercise of Administrative Agent’s credit judgment: (a) the Bank Product Reserves, (b) a reserve for accrued, unpaid interest on the Obligations, (c) reserves for rent at leased locations subject to statutory or contractual landlord liens, and (d) dilution.

(n) by amending and restating the definition of “Stated Termination Date” set forth in Annex A to the Credit Agreement and by restating such definition as follows:

“Stated Termination Date” means November 3, 2010.

(o) by amending and restating the definition of “Unused Letter of Credit Subfacility” set forth in Annex A to the Credit Agreement as follows:

“Unused Letter of Credit Subfacility” means an amount equal to $15,000,000 minus the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit plus, without duplication, (b) the aggregate unpaid reimbursement obligations with respect to all Letters of Credit.

(p) by amending and restating Schedule 1.2 to the Credit Agreement as set forth in Schedule 1.2 attached to this Seventh Amendment.

(q) by adding the following new definitions to Annex A to the Credit Agreement in the proper alphabetical location:

“Seventh Amendment” means the Seventh Amendment to Amended and Restated Credit Agreement, dated as of October 28, 2005, among the Borrower, the Subsidiary Guarantors, the Lenders and the Administrative Agent.

“Fixed Charge Coverage Ratio” means, as of any date, the ratio of (a) EBITDA minus the amounts paid by the Borrower and the Consolidated Parties in cash on account of Capital Expenditures, to (b) Fixed Charges, in each case measured for the twelve (12) consecutive months ending on or immediately prior to such date.

“Fixed Charges” means, for the Borrower, on a consolidated basis for any applicable period, the sum (without duplication) of (i) Interest Expense for such period, (ii) principal payments paid or payable (excluding, however, repayments of the Revolving Loans or the prepayment of Debt permitted under Section 7.13 to the extent that, after giving effect to any such prepayment, the Borrower has Availability of not less than $15,000,000) on Debt during such period, (iii) Restricted Payments paid during such period and (iv) accrued Taxes in such period.

“Interest Expense” means, for the Borrower, on a consolidated basis for any period determined on a consolidated basis in accordance with GAAP, the sum of (i) total interest expense, including without limitation the interest component of any payments in respect of Capital Leases capitalized or expensed during such period (whether or not actually paid during such period).

“Restricted Payments” means payments made with respect to items described in Section 7.10.

“Revised Fee Letter” means the letter from Administrative Agent to Borrower, dated as of October 28, 2005, setting forth certain fees and charges payable in connection with the credit facilities contemplated under this Agreement.

“Weekly Flex Payroll Amount” means as of any date of determination, an amount equal to the average aggregate weekly payroll of employees of the Borrower assigned to work for clients or customers of the Borrower for the period of four (4) weeks immediately preceding any such date of determination.

2. Conditions Precedent. The effectiveness of this Seventh Amendment is subject to the satisfaction of each of the following conditions (in form and substance satisfactory to the Administrative Agent):

(a) The Administrative Agent shall have received executed counterparts of this Seventh Amendment duly executed by the Credit Parties, the Administrative Agent and the Lenders; and

(b) The Administrative Agent shall have received such additional agreements, certificates or documents as it may reasonably request in connection with this Seventh Amendment.

3. Representations and Warranties. The Borrower and the Guarantors represent and warrant to the Administrative Agent and the Lenders that (i) the representations and warranties of the Credit Parties set out in Article 6 of the Credit Agreement are true and correct as of the date hereof (except those which expressly relate to an earlier period), (ii) no event has occurred and is continuing which constitutes a Default or Event of Default and (iii) no Credit Party has any counterclaims, offsets, credits or defenses to the Loan Documents and the performance of its obligations thereunder, or if any Credit Party has any such claims, counterclaims, offsets, credits or defenses to the Loan Documents or any transaction related to the Loan Documents, same are hereby waived, relinquished and released in consideration of the Lenders’ execution and delivery of this Seventh Amendment.

4. Guarantor Acknowledgments. The Guarantors (i) acknowledge and consent to all of the terms and conditions of this Seventh Amendment, (ii) affirm all of their obligations under the Loan Documents and (iii) agree that this Seventh Amendment and all documents executed in connection herewith do not operate to reduce or discharge the Guarantors’ obligations under Article 13 of the Credit Agreement or the other Loan Documents.

5. Authorization. The Borrower and the Guarantors hereby represent and warrant to the Administrative Agent and the Lenders as follows:

(i) Each Credit Party has taken all necessary action to authorize the execution, delivery and performance of this Seventh Amendment.

(ii) This Seventh Amendment has been duly executed and delivered by the Credit Parties and constitutes each of the Credit Parties’ legal, valid and binding obligations, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(iii) No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by any Credit Party of this Seventh Amendment.

6. No Novation; Consolidation; Etc. Except as modified hereby, all of the terms and provisions of the Credit Agreement (including Schedules and Exhibits) and the other Loan Documents, and the obligations of the Credit Parties under the Credit Agreement and the other Loan Documents, are hereby ratified and confirmed. This Seventh Amendment is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction, and the Credit Agreement and the other Loan Documents as herein modified shall continue in full force and effect. This Amendment shall be deemed to consolidate and supersede all prior amendments to the Credit Agreement.

7. Counterparts. This Seventh Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and it shall not be necessary in making proof of this Seventh Amendment to produce or account for more than one such counterpart.

8. Commitment Reallocations. The Loans outstanding and Commitments of the Lenders pursuant to the Credit Agreement shall be assigned without recourse and re-allocated among the Lenders so that, and the outstanding Loans and Commitments shall be made by the Lenders pursuant to the Credit Agreement so that, from and after the date of this Seventh Amendment the respective Commitments and outstanding Loans of the Lenders shall be in accordance with Schedule 1.2 attached hereto, which shall be deemed to amend and replace Schedule 1.2 to the Credit Agreement. All interest and fees and expenses, if any, owing or accruing under or in respect of the Credit Agreement through the date of this Seventh Amendment shall be calculated as of such date (pro rated in the case of any fractional periods), and shall be paid on such date.

9. Lead Arranger and Book Manager. The parties hereto acknowledge that Banc of America Securities LLC (“BAS”) has acted as Sole Lead Arranger and Sole Book Manager in connection with the transactions contemplated by this Seventh Amendment, but that BAS shall not have any further responsibilities under the Credit Agreement or any of the other Loan Documents.

10. Governing Law. This Seventh Amendment shall be deemed to be a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of Georgia.

[Signatures on following page]

WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Seventh Amendment to be duly executed and delivered as of the date first above written.

BORROWER:	KFORCE INC., formerly known as KFORCE.COM, INC., a Florida corporation

	By:	/s/ Judy M. Genshino
	Name:	Judy Genshino
	Title:	Assistant Treasurer

GUARANTORS:	KFORCE AIRLINES, INC., a Florida corporation

	By:	/s/ Judy M. Genshino
	Name:	Judy Genshino
	Title:	Assistant Treasurer

ROMAC INTERNATIONAL, INC., a Florida corporation

	By:	/s/ Judy M. Genshino
	Name:	Judy Genshino
	Title:	Assistant Treasurer

KFORCE.COM, INC., formerly known as Kforce, Inc.

	By:	/s/ Judy M. Genshino
	Name:	Judy Genshino
	Title:	Assistant Treasurer

TKO PERSONNEL, INC.

	By:	/s/ Judy M. Genshino
	Name:	Judy Genshino
	Title:	Assistant Treasurer

[Signatures continue on following page]

AGENT:	BANK OF AMERICA, N.A., as
Administrative Agent

	By:	/s/ Mark Herdman
	Name:	Mark Herdman
	Title:	Vice President

LENDERS:	BANK OF AMERICA, N.A., individually in its capacity
as a Lender

	By:	/s/ Mark Herdman
	Name:	Mark Herdman
	Title:	Vice President

LENDER:	THE CIT GROUP/BUSINESS CREDIT, INC.

	By:	/s/ C. Mark Smith

	Name:	C. Mark Smith

	Title:	Vice President

LENDER:	PNC BANK, NATIONAL ASSOCIATION

	By:	/s/ Ronald J. Comito

	Name:	Ronald J. Comito

	Title:	Senior Vice President

SCHEDULE 1.2

Lender	Commitment
Bank of America, N.A.	$62,500,000
PNC Bank, National Association	$17,500,000
The CIT Group/Business Credit, Inc.	$20,000,000